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                                                                    EXHIBIT 5.01

              [Letterhead of Shaw, Pittman, Potts & Trowbridge]

                                March 28, 1997

Crescent Real Estate Equities Company,
777 Main Street, Suite 2100
Fort Worth, Texas 76102

        RE: CRESCENT REAL ESTATE EQUITIES COMPANY

Ladies and Gentleman:

        We have acted as counsel to Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-23005) filed by the Company on March 7, 1997, with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date (the "Registration Statement"), and any subsequent amendments thereto, relating to the offering by certain selling shareholders of the Company from time to time of 93,604 common shares of beneficial interest, par value $.01 per share ("Common Shares"). As of the date hereof, the Selling Shareholders are the holders of 46,802 units (the "Units") of ownership interest in Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership").

        Based upon our examination of the originals and copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that, upon exchange of the Units for Common Shares on a one-for-two basis in accordance with the terms of the Operating Partnership's limited partnership agreement, such Common Shares will be validly issued by the Company, fully paid and nonassessable.

        We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                       Very truly yours,

                                       /s/ Shaw, Pittman, Potts & Trowbridge

                                       Shaw, Pittman, Potts & Trowbridge